                             Renal Care Group, Inc.
                         2525 West End Avenue, Suite 600
                           Nashville, Tennessee 37203


                                December 21, 2004


Via EDGAR and Facsimile (202) 942-9533

Securities and Exchange Commission
450 Fifth Street
Washington, D.C.  20549
Attn:  Jeffrey Riedler, Assistant Director

       Re:    Renal Care Group, Inc.
              Registration Statement on Form S-3 (File No. 333-119285) Acceleration Request

Ladies and Gentlemen:

              Renal Care Group, Inc. and the additional registrants listed therein (collectively the "Company), pursuant to Rule 461 under the Securities Act of 1933, as amended, each hereby request the Commission to accelerate the effective date of the above-referenced Registration Statement and declare the Registration Statement, as then amended, effective as of 4:00 p.m., Washington D.C. time, on Thursday, December 23, 2004, or as soon thereafter as practicable. The undersigned registrants also request the Commission to specifically confirm such effective date and time to the registrant in writing.

       The Company acknowledges that (i) should the Commission or the staff of the Commission, acting pursuant to delegated authority, declare the filing effective, such declaration does not foreclose the Commission from taking any action with respect to the filing; (ii) the action of the Commission or the staff of the Commission, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and (iii) the Company may not assert the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States. No underwriters or other broker-dealers are participating in the distribution of the securities being registered, and the Company has distributed no copies of any preliminary disclosure statement-prospectus.

       Please contact Peter C. November of Alston & Bird LLP with any questions or comments at 404-881-7872. Thank you for your assistance with this filing.


                                        Sincerely yours,

                                        RENAL CARE GROUP, INC.

                                        By:       /s/ Gary S. Brukardt
                                           -------------------------------------
                                                     Gary S. Brukardt
                                           President and Chief Executive Officer

                                    NNA OF OKLAHOMA, INC.
                                    NNA OF GEORGIA, INC.
                                    NNA OF ALABAMA, INC.
                                    NNA MANAGEMENT COMPANY OF KENTUCKY, INC.
                                    NATIONAL NEPHROLOGY ASSOCIATES MANAGEMENT
                                       COMPANY OF TEXAS, INC.
                                    NNA OF NEVADA, INC.
                                    NATIONAL NEPHROLOGY ASSOCIATES CREDIT
                                       CORPORATION
                                    NNA OF TOLEDO, INC.
                                    NNA PROPERTIES OF NEW JERSEY, INC.
                                    NNA MANAGEMENT COMPANY OF LOUISIANA, INC.
                                    RENEX CORP.
                                    RENEX MANAGEMENT SERVICES, INC.
                                    DIALYSIS SERVICES OF ATLANTA, INC.
                                    RENEX DIALYSIS CLINIC OF PENN HILLS, INC.
                                    RENEX DIALYSIS CLINIC OF SHALER, INC.
                                    RENEX DIALYSIS CLINIC OF DOYLESTOWN, INC.
                                    RENEX DIALYSIS CLINIC OF AMESBURY, INC.
                                    RENEX DIALYSIS CLINIC OF NORTH ANDOVER, INC.
                                    RENEX DIALYSIS CLINIC OF SOUTH GEORGIA, INC.
                                    RENEX DIALYSIS CLINIC OF CREVE COUER, INC.
                                    RENEX DIALYSIS CLINIC OF ST. LOUIS, INC.
                                    RENEX DIALYSIS CLINIC OF BRIDGETON, INC.
                                    RENEX DIALYSIS CLINIC OF UNION, INC.
                                    RENEX DIALYSIS HOMECARE OF GREATER ST.
                                      LOUIS, INC.
                                    RENEX DIALYSIS CLINIC OF MAPLEWOOD, INC.
                                    RENEX DIALYSIS CLINIC OF UNIVERSITY CITY,
                                      INC.
                                    RENEX DIALYSIS FACILITIES, INC.
                                    RENEX DIALYSIS CLINIC OF BLOOMFIELD, INC.
                                    RENEX DIALYSIS CLINIC OF ORANGE, INC.
                                    RENEX DIALYSIS CLINIC OF PHILADELPHIA, INC.

                                    RENEX DIALYSIS CLINIC OF PITTSBURGH, INC.
                                    RENEX DIALYSIS CLINIC OF WOODBURY, INC.
                                    RENEX DIALYSIS CLINIC OF TAMPA, INC.
                                    NNA PROPERTIES OF TENNESSEE, INC.
                                    NNA TRANSPORTATION SERVICES CORPORATION
                                    RENAL CARE GROUP EAST, INC.
                                    RENAL CARE GROUP MICHIGAN, INC.
                                    MICHIGAN HOME DIALYSIS CENTER, INC.
                                    RENAL CARE GROUP OF THE MIDWEST, INC.
                                    FOUR STATE REGIONAL DIALYSIS CENTER, INC.
                                    FORT SCOTT REGIONAL DIALYSIS CENTER, INC.
                                    MIAMI REGIONAL DIALYSIS CENTER, INC.
                                    RCG MISSISSIPPI, INC.
                                    RENAL CARE GROUP OF THE SOUTHEAST, INC.
                                    NORTHEAST ALABAMA KIDNEY CLINIC, INC.
                                    RENAL CARE GROUP TEXAS, INC.
                                    DIALYSIS MANAGEMENT CORPORATION
                                    RCG PA MERGER CORP.
                                    STAT DIALYSIS CORPORATION
                                    ANGLETON DIALYSIS, INC.
                                    BRAZORIA KIDNEY CENTER, INC.
                                    FONDREN DIALYSIS CLINIC, INC.
                                    WHARTON DIALYSIS, INC.
                                    JEFFERSON COUNTY DIALYSIS, INC.
                                    KDCO, INC.
                                    LAWTON DIALYSIS INC.
                                    LITTLE ROCK DIALYSIS, INC.
                                    NORTHWEST DIALYSIS, INC.
                                    RENALAB, INC.
                                    RCG FINANCE, INC.
                                    RENALPARTNERS, INC.
                                    RENALNET, INC.
                                    WOUND CARE GROUP, INC.
                                    DIABETES CARE GROUP, INC.
                                    RENAL CARE GROUP ARIZONA, INC.
                                    RENAL CARE GROUP NORTHWEST, INC.
                                    RENALNET ARIZONA, INC.
                                    RCG UNIVERSITY DIVISION, INC.
                                    R.C.G. SUPPLY COMPANY
                                    RENAL CARE GROUP ALASKA, INC.

                                    RENAL CARE GROUP SOUTHWEST HOLDINGS, INC.
                                    DIALYSIS CENTERS OF AMERICA - ILLINOIS, INC.
                                    SSKG, INC.
                                    RENAL CARE GROUP OHIO, INC.
                                    PHYSICIANS DIALYSIS COMPANY, INC.

                                    By:          /s/ David M. Dill
                                       -----------------------------------------
                                                   David M. Dill
                                                  Vice President



                                    ARIZONA RENAL INVESTMENTS, LLC
                                    RCG INDIANA, L.L.C.
                                    STUTTGART DIALYSIS, LLC
                                    RCG WEST HEALTH SUPPLY, L.C.
                                    DIALYSIS ASSOCIATES MEDICAL SUPPLY, LLC

                                    By: RENAL CARE GROUP, INC., ITS MANAGER

                                    By:            /s/ David M. Dill
                                        ----------------------------------------
                                                     David M. Dill
                                            Executive Vice President, Chief
                                            Financial Officer and Treasurer



                                    RENAL CARE GROUP SOUTHWEST, L.P.
                                    RENAL CARE GROUP TEXAS, LP

                                    By: RENAL CARE GROUP, INC., ITS GENERAL
                                        PARTNER

                                    By:          /s/ David M. Dill
                                        ----------------------------------------
                                                    David M. Dill
                                            Executive Vice President, Chief
                                            Financial Officer and Treasurer

                                    NATIONAL NEPHROLOGY ASSOCIATES OF TEXAS,
                                        L.P.

                                    BY: NATIONAL NEPHROLOGY ASSOCIATES
                                        MANAGEMENT COMPANY OF TEXAS, INC.,
                                        ITS GENERAL PARTNER


                                    By:          /s/ David M. Dill
                                        ----------------------------------------
                                                    David M. Dill
                                                   Vice President

                                    NNA-SAINT BARNABAS-LIVINGSTON, L.L.C.
                                    NNA OF NEWARK, L.L.C.
                                    NNA-SAINT BARNABAS, L.L.C.

                                    By:          /s/ David M. Dill
                                        ----------------------------------------
                                                   David M. Dill
                                                      Manager

                                    NNA OF OKLAHOMA, L.L.C.

                                    BY: NNA OF OKLAHOMA, INC., ITS SOLE MEMBER

                                    By:           /s/ David M. Dill
                                        ----------------------------------------
                                                    David M. Dill
                                                   Vice President

                                    DOYLESTOWN ACUTE RENAL SERVICES, L.L.C.

                                    BY: RENEX DIALYSIS CLINIC OF DOYLESTOWN,
                                        INC., ITS SOLE MEMBER

                                    By:           /s/ David M. Dill
                                        ----------------------------------------
                                                    David M. Dill
                                                   Vice President

                                    NNA OF LOUISIANA, LLC

                                    BY: NNA MANAGEMENT COMPANY OF LOUISIANA,
                                        INC., ITS SOLE MEMBER

                                    By:           /s/ David M. Dill
                                        ----------------------------------------
                                                    David M. Dill
                                                   Vice President

                                    RCGIH, INC.
                                    DIALYSIS LICENSING CORP.

                                    By:           /s/ David M. Dill
                                        ----------------------------------------
                                                    David M. Dill
                                                      President

                                    DIALYSIS ASSOCIATES, LLC


                                    By:           /s/ David M. Dill
                                        ----------------------------------------
                                                    David M. Dill
                                                 Vice President, Chief
                                                 Financial Officer and
                                                      Treasurer

                                    Kentucky Renal Care Group, LLC
                                    Renal Care Group Westlake, LLC

                                    BY: RCG UNIVERSITY DIVISION, INC., ITS SOLE
                                        MEMBER


                                    By:           /s/ David M. Dill
                                        ----------------------------------------
                                                    David M. Dill
                                                   Vice President


cc:    Sonia Barros, Esq., Securities and Exchange Commission
       Peter C. November, Alston & Bird LLP